Exhibit 99.1

La Jolla Pharmaceutical Company to Provide GIAPREZA™ (Angiotensin II) in Italy for Compassionate Use in Patients with Septic Shock Associated with COVID-19

SAN DIEGO, CA - March 13, 2020 - La Jolla Pharmaceutical Company (Nasdaq: LJPC), which is dedicated to the development and commercialization of innovative therapies that improve outcomes in patients suffering from life-threatening diseases, today announced that it is providing GIAPREZA™ (angiotensin II) in Italy for compassionate use in patients with septic shock associated with COVID-19. GIAPREZA is being made available for compassionate use based on a request from Alberto Zangrillo, M.D., Full Professor of Anesthesia and Intensive Care and Giovanni Landoni, M.D., Associate Professor of Anesthesia and Intensive Care at San Raffaele Hospital in Milan, Italy. According to Italian law, authorized medicines for life-threatening and rare illnesses can be made available prior to commercial availability under a compassionate use program. GIAPREZA has been recently approved by the European Commission but is not yet commercially available in Europe.

In a report on 44,672 confirmed cases of COVID-19 (Wu et al, JAMA 2020; doi:10.1001/jama.2020.2648), approximately 14% of patients required hospitalization, and, among those, one-third became critically ill. Patients who became critically ill developed respiratory failure, septic shock and/or multiple organ failure. Approximately one-half of the critically ill patients died.

“La Jolla is committed to helping patients suffering from life-threatening diseases, and we hope that GIAPREZA will positively impact these patients,” said Lakhmir Chawla, M.D., Chief Medical Officer, La Jolla Pharmaceutical Company.

About GIAPREZA

In December 2017, GIAPREZA™ (angiotensin II) was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock. In August 2019, GIAPREZA was approved by the European Commission (EC) for the treatment of refractory hypotension in adults with septic or other distributive shock who remain hypotensive despite adequate volume restitution and application of catecholamines and other available vasopressor therapies. GIAPREZA mimics the body’s endogenous angiotensin II peptide, which is central to the renin-angiotensin-aldosterone system, which in turn regulates blood pressure. Prescribing information for GIAPREZA is available at www.giapreza.com. The European Summary of Product Characteristics is available on the EMA website: https://www.ema.europa.eu/en/medicines/human/EPAR/giapreza. GIAPREZA is marketed in the U.S. by La Jolla Pharmaceutical Company on behalf of La Jolla Pharma, LLC, its wholly owned subsidiary.

IMPORTANT SAFETY INFORMATION

Contraindications

None.

Warnings and Precautions

There is a potential for venous and arterial thrombotic and thromboembolic events in patients who receive GIAPREZA. Use concurrent venous thromboembolism (VTE) prophylaxis.

Adverse Reactions

The most common adverse reactions that were reported in greater than 10% of GIAPREZA-treated patients were thromboembolic events.

Drug Interactions

Angiotensin converting enzyme (ACE) inhibitors may increase response to GIAPREZA. Angiotensin II receptor blockers (ARBs) may reduce response to GIAPREZA.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

For additional information, please see Full Prescribing Information for the United States and the Summary of Product Characteristics for the European Union.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is dedicated to the development and commercialization of innovative therapies that improve outcomes in patients suffering from life-threatening diseases. In December 2017, GIAPREZA™ (angiotensin II) was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock. In August 2019, GIAPREZA was approved by the European Commission (EC) for the treatment of refractory hypotension in adults with septic or other distributive shock who remain hypotensive despite adequate volume restitution and application of catecholamines and other available vasopressor therapies. LJPC-0118 (artesunate) is La Jolla’s investigational product for the treatment of severe malaria. For more information, please visit www.ljpc.com.

Forward-looking Statements

This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. We caution investors that forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and involve substantial risks and uncertainties that could cause the actual outcomes to differ materially from what we currently expect. These risks and uncertainties include, but are not limited to, those associated with: GIAPREZA™ (angiotensin II) sales; regulatory actions relating to La Jolla’s products by the U.S. Food and Drug Administration (FDA), European Commission and/or other regulatory authorities; cash used in operating activities and our capital requirements; and other risks and uncertainties identified in our filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release apply only as of the date made, and we undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Company Contacts

Sandra Vedrick
Senior Director, Investor Relations
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1135
Email: svedrick@ljpc.com

and

Dennis Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1040
Email: dmulroy@ljpc.com